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EXHIBIT 10.1

                               TOLL BROTHERS, INC.
                            CASH BONUS PLAN AMENDMENT

         This Cash Bonus Plan Amendment (this "Amendment") is entered into as of December 7, 2005, by and between Toll Brothers, Inc. (the "Company") and Robert
I. Toll (the "Participant") and amends the Toll Brothers, Inc. Cash Bonus Plan (the "Plan"). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Plan.

          WHEREAS, the Company originally adopted the Plan in 1993 to provide a bonus program for the Participant.

          WHEREAS, the stockholders of the Company have adopted certain amendments to the Plan, most recently at their March 2005 Annual Meeting.

          WHEREAS, pursuant to Section 8(b) of the Plan, the Company may amend the Plan from time to time without stockholder approval if the amendment does not increase the amount of bonuses determined under the formula contained in
Section 6(a) of the Plan.

          WHEREAS, the Company, with the consent of the Participant, desires to amend the Plan to apply certain restrictions and additional caps to the amount of bonus payable under the Plan, in a manner that may decrease, but will not increase, the amount of bonus payable under the Plan.

          NOW THEREFORE, in consideration of the terms and conditions set forth herein, and intending to be legally bound hereby, the Company and the Participant hereby agree as follows:

         Section 1. Amendments to the Plan. Section 5 of the Plan is hereby amended to add the following Section 5(e):

         (e) (i) Notwithstanding the provisions of Section 5(b) above, with respect to the Plan Year ended October 31, 2005 (the "2005 Bonus"), any bonus to which the Participant is entitled under
                  Section 6 below shall not exceed $27,322,547 (the highest of the probable stock-adjusted bonus values projected for fiscal 2005, as presented to the Board of Directors on October 21,
                  2004). For these purposes, the value of the portion of the 2005 Bonus that is payable in Shares shall be treated as though the value per Share remained at $36.91 from the end of the Plan Year through the date of payment or transfer. The 2005 Bonus shall be payable 60% in cash and 40% in Shares. The portion of such bonus payable in Shares shall be paid by means of delivery of a number of Shares determined by dividing 40% of the bonus payable by $36.91, the closing price of a Share as of the last day of the Plan Year ended October 31, 2005, and equitably adjusting the number of Shares so calculated to reflect any stock dividend, stock split, reverse stock split, recapitalization or reorganization occurring during the period beginning on the first day of the fiscal year following the fiscal year for which the payment is being made and the day immediately preceding the date of issuance of the Shares. In the event of a change in the kind of shares outstanding as a result of a merger, consolidation or other event, an appropriate and proportionate adjustment shall be made in the number and kind of shares otherwise payable.

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                  (ii) Notwithstanding the provisions of Section 5(b) above, with respect to the Plan Years ending October 31, 2006 and October 31, 2007, in the event, as of the last day of any such Plan Year, the closing price per Share (equitably adjusted to reflect any stock dividend, stock split, reverse stock split, recapitalization or reorganization during the period from October 31, 2005 through the last day of the fiscal year for which a determination is being made) is equal to or less than $36.91, and greater than or equal to the Award Conversion Price, a new Section 5(b) shall be substituted for Section 5(b), above, to read:

                                    "(b) The payment of bonuses under the Plan
                         with respect to the fiscal years ending October 31, 2006 and October 31, 2007 shall, notwithstanding anything contained in Section 6 of the Plan to the contrary, be paid in the form of cash and shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), which payments of Shares shall be in the form of an award under the terms of the Toll Brothers, Inc. Stock Incentive Plan (1998) (the "1998 Plan"), payable as follows: The dollar amount of the bonus, as calculated pursuant to the provisions of Section 6, below, shall be payable 60% in cash, and 40% in Shares. Notwithstanding anything to the contrary in this paragraph (b), the amount of the bonus payable shall be limited to an amount that is equal to 2.9% of the Company's pre-tax/pre-bonus income for the fiscal year for which the bonus is being calculated. The portion of such bonus payable in Shares shall be paid by means of delivery of a number of Shares determined by dividing 40% of the bonus payable by $36.91, the closing price of a Share as of the last day of the Plan Year ending October 31, 2005, and equitably adjusting the number of Shares so calculated to reflect any stock dividend, stock split, reverse stock split, recapitalization or reorganization occurring during the period beginning on the first day of the fiscal year following the fiscal year for which the payment is being made and the day immediately preceding the date of issuance of the Shares. In the event of a change in the kind of shares outstanding as a result of a merger, consolidation or other event, an appropriate and proportionate adjustment shall be made in the number and kind of shares otherwise payable."

                  (iii) With respect to the Plan Years ending October 31, 2006 and October 31, 2007, in the event, as of the last day of any such Plan Year, the closing price per Share (equitably adjusted to reflect any stock dividend, stock split, reverse stock split, recapitalization or reorganization during the period from October 31, 2005 through the last day of the fiscal year for which a determination is being made) is
                  greater than $36.91, or less than the Award Conversion Price,
                  Section 5(b), above, shall remain in full force and effect without change; provided, however, that in the event the closing price per Share (equitably adjusted to reflect any stock dividend, stock split, reverse stock split, recapitalization or reorganization during the period from October 31, 2005 through the last day of the fiscal year for which a determination is being made) is greater than $36.91, the bonus payable under the Plan for such Plan Year shall be limited to an amount that does not exceed the cash bonus value for such Plan Year by a greater percentage than the fiscal year end price per Share exceeds $36.91.
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                  (iv) This Section 5(e) is intended only to limit the amount or value of the bonus payable to the Participant in certain situations. As a consequence, and notwithstanding anything to the contrary in this Section 5(e), under no circumstances shall any bonus payable pursuant to the Plan, taking into account the provisions of this Section 5(e), be greater or of more value than the bonus that would be payable if this
                  Section 5(e) were not included in the Plan, and this Section 5(e) shall be interpreted in this manner, and consistent with the limitations on modifications to performance based compensation arrangements applicable pursuant to Section
                  162(m) of the Code and Treasury Regulations promulgated thereunder.

         Section 2. General Indemnity. The Company shall indemnify, defend and hold Participant harmless from and against any damages or financial liabilities Participant suffers or incurs, including any liabilities to the United States government, solely arising out of or resulting from this Amendment.

         Section 3. Full Force and Effect. Except as specifically modified or amended by the terms of this Amendment, the Plan and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed.

         Section 4. Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         In witness whereof, the Company and the Participant have executed this Cash Bonus Plan Amendment as of the date set forth above.

TOLL BROTHERS, INC.

By:    Joel H. Rassman
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Name:  Joel H. Rassman
Title: Executive Vice President, Chief Financial Officer


PARTICIPANT:

Robert I. Toll
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Robert I. Toll